Exhibit 99.1

NEWS RELEASE

FOR MORE INFORMATION:	Shannon Coffin
Executive Administrative Assistant
541-686-8685

Website: therightbank.com
Email: banking@therightbank.com

FOR IMMEDIATE RELEASE

Pacific Continental Corporation Appoints Judith Johansen to Board of Directors

EUGENE, Ore., November 20, 2013 — Pacific Continental Corporation (Nasdaq: PCBK), the holding company of Pacific Continental Bank, announced today that Judith A. Johansen was recently appointed to serve on the board of directors for both organizations. Johansen’s appointment to the respective boards is effective immediately and expands the number of current directors from eight to nine.

Ms. Johansen, 55, recently retired from Marylhurst University where she served as President since 2008. Prior to her university service, Ms. Johansen was president and CEO of PacifiCorp where she was responsible for the company’s mining operations, regulated power generation facilities, wholesale energy services, transmission and distribution and concurrently served as a board member of Scottish Power, PLC. Additionally, Ms. Johansen served as CEO and administrator for Bonneville Power Administration from 1998 to 2000.

Ms. Johansen currently serves on the board of Schnitzer Steel (Nasdaq: SCHN), Idaho Power (NYSE: IDA), Kaiser Permanente Health Plans and Hospitals and Roseburg Forest Group. She is also a senior fellow of the American Leadership Forum of Oregon and chairs the Board of Trustees for the Oregon Chapter of the Nature Conservancy. Ms. Johansen is a former director for the Portland branch of the Federal Reserve Bank of San Francisco, the Oregon Business Council, and Bank of the Cascades and was a Trustee of Law at Lewis and Clark College. Additionally Ms. Johansen served as an Oregon governor’s appointee to the Port of Portland Commission and is a former chair and trustee for Lewis and Clark College.

“We are very pleased to have Ms. Johansen join our boards of directors. Judi’s board and executive experience in large public companies is extremely valuable as Pacific Continental continues to grow in size and complexity,” said Hal Brown, Pacific Continental’s chief executive officer. “Her financial services, health care, philanthropic and political experience further enhances her value to the company.”

Ms. Johansen received her law degree from Northwest School of Law at Lewis and Clark College and her bachelor’s degree in political science from Colorado State University. She is a member of both the Oregon State Bar and Washington State Bar.

About Pacific Continental Bank

Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. The Bank also operates two loan production offices. Pacific Continental, with $1.4 billion in assets, has established one of the most unique and attractive metropolitan branch networks in the Pacific Northwest with offices in three of the region’s largest markets including Seattle, Portland and Eugene. Pacific Continental targets the banking needs of community-based businesses, health care professionals, professional service providers and nonprofit organizations.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards and recognitions from highly regarded third-party organizations including The Seattle Times, the Portland Business Journal, the Seattle Business magazine and Oregon Business magazine. A complete list of the company’s awards and recognitions – as well as supplementary information about Pacific Continental Bank – can be found online at www.therightbank.com. Pacific Continental Corporation’s shares are listed on the Nasdaq Global Select Market under the symbol “PCBK” and are a component of the Russell 2000 Index.

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